TIME CHARTER

2003 Standard Form

Issued by China Maritime Arbitration Commission (CMAC)

THIS CHARTER PARTY, made and concluded in SHANGHAI this 26th day of July, 2008
Between KRIKOR MARITIME S.A. of Marshall Islands
Owners of the Vessel described below, and YONGCHEN INTERNATIONAL SHIPPING LIMITED
Charterers.

DESCRIPTION OF VESSEL:
Name: AGIOS SPYRIDON
Flag: Sierral Leone Built (year): 1984
Port and number of Registry: Freetown
Classed International Register of Shipping in
Deadweight 7405 metric tons (cargo and bunkers, including freshwater and stores not exceeding what is reasonable for each voyage metric tons) on a salt water draft of 2397 mm on summer freeboard.
Tonnage: 4809 GRT.
Speed about 13.5 knots

1. Duration

The Owners agree to let and the Charterers agree to hire the Vessel from the time of August 1, 2008 for a period of 1 year plus 1 year plus 1 year in Charterers’s option up to 15 days more or less on final period within below mentioned trading limits.

2. Delivery

The vessel shall be placed at the disposal of the Charterers at Zhangjiagang port, China the vessel on her delivery shall be ready to receive cargo with clean - swept holds and tight, staunch, strong and in every way fitted for ordinary cargo service, having water ballast and with sufficient power to operate all cargo- handling gear simultaneously.

3. On-Off Hire Survey

Prior to delivery and redelivery the parties shall, unless otherwise agreed, each appoint surveyors, for their respective accounts, who shall not later than a first loading port/last discharging port respectively, conduct joint on -hire /off -hire surveys, for the purpose of ascertaining quantity of bunkers on board and the condition of the Vessel. A single report shall be prepared on each occasion and signed by each surveyor, without prejudice to his right to file a separate report setting forth items upon which the surveyors cannot agree. If either party fails to have a representative attend the survey and sign the joint survey report, such party shall nevertheless be bound for all purposes by the findings in any report prepared by the other party. On -hire survey shall be on Charterers' time and off hire survey on Owners' time.

4. Dangerous Cargo/Cargo Exclusions

(a) The vessel shall be employed in carry lawful merchandise excluding any goods of a dangerous, injurious, flammable or corrosive nature unless carried in accordance with the requirements or recommendations of the competent authorities of the country of the Vessel's registry and of ports of shipment and discharge and of any intermediate countries or ports through whose waters the Vessel must pass. Without prejudice to the generality of the foregoing, in addition the following are specifically excluded: livestock of any description, arms, ammunition, explosives, nuclear and radioactive materials.

(b)If IMO- classified cargo is agreed to be carried, and the Charterers shall provide the Master with any evidence he may reasonably stowed in accordance with IMO regulations, failing which the Master is entitled to refuse such cargo or, if already loaded, to unload it at the Charterers' risk and expense.

5. Trading Limits

The vessel shall be employed in such lawful trades between safe ports and safe places within China/South-Asia,India, Pakistan, Bengal, Papua new guinea as the Charterers shall direct.

6. Owners to Provide

The Owners shall provide any pay for the insurance of the Vessel, except as otherwise provided, and for al provisions, cabin, deck, engine-room and other necessary stores, including boiler water; shall pay for wages, consular shipping and discharging fees of the crew and charges for port services pertaining to the crew; shall maintain the vessel's class and keep her in a thoroughly efficient state in hull, machinery and equipment for and during the service, and have a full complement of officers and crew. Owners guarantee the Vessel is fully covered by P&I Club, Charterers have the benefit of Owners’ P&I Club as far as its rules permit.

7. Charterers to provide

The Charterers, while the vessel in on hire, shall provide and pay for all the bunkers except as otherwise agreed; shall pay for port charges (including compulsory watchmen and cargo watch men and compulsory garbage disposal), all communication expenses pertaining to the Charterers' business at cost, pilotages, towages, agencies, commissions, consular charges(except those pertaining to individual crew members or flag of the Vessel), and all other usual expenses except those stated in Clause 6, but when the Vessel puts into a port for causes for which the Vessel is responsible (other than by stress of weather), then all such charges incurred shall be paid by the Owners. Fumigations ordered because of illness of the crew shall be for the Owners' account. Fumigations ordered because of cargoes carried or ports visited while the vessel is employed under this Charter Party shall be for the Charterers' account. The Charterers shall provide and pay for necessary dunnage and also any extra fittings requisite for a special trade or unusual cargo, but the Owners shall allow them the use of any dunnage already aboard the Vessel. Prior to redelivery the Charterers shall remove their dunnage and fittings at their cost and in their time.

8. Performance of Voyages

(a) The Master shall perform the voyages with due dispatch, and shall render all customary assistance with the Vessel's crew. The Master shall be conversant with eth English language and (although appointed by the Owners) shall be under the orders and directions of the Charterers as regards employment and agency; and the Charterers shall perform all cargo handling, including but not limited to loading, stowing, trimming, lashing, securing, dunnaging, unlasing, discharging, and tallying, at their risk and expense, under the supervision of the Master.

(b) If the Charterers shall have reasonable cause to be dissatisfied with the conduct of the Master or officers, the Owners shall, on receiving particulars of the complaint, investigate the same, and, if required by the Charterers or if necessary, make a change in the appointments.

9. Bunkers

(a) Intentionally omitted.

(b) The Charterers shall supply bunkers of a quality suitable for burning in the vessel's engines and auxiliaries and which conform to the specification(s). The Owners reserve their right to make a claim against the Charterers for any damage to the main engines or the auxiliaries caused by the use of unsuitable fuels or fuels not complying with the agreed specification(s). additionally, if bunker fuels supplied do not conform with the mutually agreed specification(s) or otherwise prove unsuitable for burning in the Vessel's engines or auxiliaries, the Owners shall not be held responsible for any reduction in the Vessel's speed performance and /or increased bunker consumption, nor for any time lost and any other consequences.

9. Rate of Hire/Redelivery Areas and Notices

The Charterers shall pay for the use and hire of the said Vessel at the rate of USD 4,500 per day, commencing on and from the day of her delivery, as aforesaid, and at and after the same rate for any part of a month; hire shall continue until the hour of the day of her redelivery in like good order and condition, ordinary wear and tear excepted, to the Owners (unless Vessel lost) at Zhangjiagang port, China unless otherwise mutually agreed. The Charterers shall give the Owners not less than seven days notice of the Vessel's expected date and probable port of redelivery. For the purpose of hire calculations, the times of delivery, redeliver or termination of charter shall be adjusted to GMT.

11. Hire Payment

(a) Payment

Payment of Hire shall be made so as to be received by the Owners or their designated payee in bank account which owners appointed in United States Currency, in funds available to the Owners on the due date, 15 days in advance, and for the last month or part of same the approximate amount of hire, and should same not cover eth actual time, hire shall be paid for eth balance day by day as it becomes due, if so required by the Owners. Failing the punctual and regular payment of the hire, or on any fundamental breach whatsoever of this Charter Party, the Owners shall be at liberty to withdraw the Vessel from the service of the Charterers without prejudice to any claims they (the Owners) may otherwise have on the Charterers.

At any time after the expiry of the grace period provided in Sub-clause 11 (b) hereunder and while the hire is outstanding, the Owners shall, without prejudice to the liberty to withdraw, be entitled to withhold the performance of any and all of their obligations hereunder and shall have no responsibility whatsoever for any consequences thereof, in respect of which the Charterers hereby indemnify the Owners, and hire shall continue to accrue and any extra expenses resulting from such withholding shall be for the Charterers' account.

(b) Grace Period

Where there is failure to-make punctual and regular payment of hire due to oversight, negligence, errors or omissions on the part of the Charterers of their bankers, the Charterers shall be given by the Owners seven clear banking days (as recognized at the agreed place of payment) written notice to rectify the failure, and when so rectified within those seven days following the Owner's notice, the payment shall stand as regular and punctual.

Failure by the Charterers to pay the hire within seven days of their receiving the Owners' notice as provided herein, shall entitle the Owners to withdraw as set forth in Sub-clause 11 (a) above.

(c) Last Hire Payment

Should the Vessel be on her voyage towards port of redelivery at the time the last and/or the penultimate payment of hire is/are due, said payment(s) is/are to be made for such length of time as the Owners and the Charterers may agree upon as being the estimated time necessary to complete the voyage, and taking into account bunkers actually on board; to be taken over by the Owners and estimated disbursements for the Owners' account before redelivery. Should same not cover the actual time, hire is to be paid for the balance, day by day, as it becomes due. When the Vessel has been redelivered, any difference is to be refunded by the Owners or paid by the Charterers, as the case may be.

(d) Cash Advances

Cash for the Vessel's ordinary disbursements at any port may be advanced by the Charterers, as required by the Owners, subject to 2.5 percent commission and such advances shall be deducted from the hire. The Charterers, however, shall in no way be responsible for the application of such advances.

12. Berths

The Vessel shall be loaded and discharged in any safe dock or at any safe berth or safe place that Charterers or their agents may direct, provided the Vessel can safely enter, lie and depart always afloat at any time of tide.

13. Spaces Available

(a) The whole reach of the Vessel's holds, decks, and other cargo spaces (not more than she can reasonably and safely stow and carry) , also accommodations for supercargo, if carried, shall be at the Charterers' disposal, reserving only proper and sufficient space for the vessel" s ott1cers, crew, tackle, apparel, furniture, provisions , stores and fuel.

(b) In the event of deck cargo being carried, the Owners are to be and are hereby indemnified by the Charterers for any loss and/or damage and/or liability of whatsoever nature caused to the Vessel as a result of the carriage of deck cargo and which would not have arisen had deck cargo not been loaded.

14. Intentionally omitted.

15. Sailing Orders and Logs

The Charterers shall furnish the Master from time to time with all requisite instructions and sailing directions, in writing in the English language. and the Master shall keep full and correct deck and engine logs of the voyage or voyages. which are to be patent to the Charterers or their agents, and furnish the Charterers, their agents or supercargo, when required, with a true copy of such deck and engine logs, showing the course of the Vessel, speed, distance run and the consumption of bunkers. Any log extracts required by the Charterers shall be in the English language.

16. Delivery/ Cancelling

~~If~~ In required by the Charterers, time shall not commence before August 1, 2008 and should the Vessel not be ready for delivery on or before August 1, 2008 the Charterers shall have the option of cancelling this Charter Party.

Extension of Cancelling

If the Owners warrant that, despite the exercise of due diligence by them, the Vessel will not be ready for delivery by the cancelling date, and provided the Owners are able to state with reasonable certainty the date on which the Vessel will be ready, they may give a writing notice to propose a new later cancelling date, require the Charterers to declare whether or not they will cancel the Charter Party. Should the Charters elect not to cancel, or should they fail to reply within three running days or by the cancelling date, whichever shall first occur, then the third day after the expected date of readiness for delivery as notified by the Owners shall replace the original cancelling date. Should the Vessel be further delayed, the Owners shall be entitled to require further declarations of the Charterers in accordance with this clause.

17. Off Hire

In the event of loss time from deficiency and/or default and/or strike of officers or crew, or deficiency of stores, fire, breakdown of, or damages to hull, machinery or equipment, grounding, detention by the arrest of the Vessel (unless such arrest is caused by events for which the Charterers, their servants, agents or subcontractors are responsible), or detention by average accidents to the Vessel or cargo unless resulting. from inherent vice, quality or defect of the cargo, dry docking for the purpose of examination or painting bottom, or by any other similar cause preventing the full working of the Vessel, the payment of hire and overtime, if any, shall cease for the time thereby lost. Should the Vessel deviate or put back during a voyage, contrary to the orders or directions of her Charterers, for any reason other than accident to the cargo or where permitted in Clause 22 hereunder, the hire is to be suspended from the time of her deviating or putting back until she is again in the same or equidistant position from the destination and the voyage resumed therefrom. All bunkers used by the Vessel while off hire shall be for the Owners' account, the Charterers shall be entitled to claim compensation for their loss and for all expenses in incurred together with interest. In the event of the Vessel being driven into port or to anchorage through stress of weather, trading to shallow harbors or to rivers or ports with bars, any detention of the Vessel and/ or expenses resulting from such detention shall before the Charterers' account. If upon the voyage the speed be reduced by defect in, or breakdown of, any part of her hull, machinery or equipment, the time so lost, and the cost of any extra bunkers consumed in consequence thereof, and all extra proven expenses may be deducted from the hire. Should the vessel be off hire for more than 15 consecutive days or accumulative total more than 30 days, the Charterers shall have the right to cancel this Charter Party and hire paid in advance is to be immediately refunded by the Owners. The charterers have the option to add on to the Charter period any off hire suffered by the vessel, or if the Charterers require, the owners should provide same capacity vessel to replace above-vessel as agreed mutually.

18. Sublet

The Charterers shall have the liberty sublet the Vessel for all or any part of the time covered by this charter Party, but the Charterers remain responsible for the fulfillment of this Charter Party.

19. Drydocking

(a) Intentionally omitted

(b) Except in case of emergency no drydocking shall take place during the currency of this Charter Party.

20. Total Loss

Should the Vessel be lost, money paid in advance and not earned (reckoning from the date of loss or being last heard of) shall be returned to the Charterers at once.

21. Exceptions

The act of God, enemies, fire, restraint of princes, rulers and people, and all dangers and accidents of the seas, rivers, machinery, boilers, and navigation, and errors of navigation throughout this Charter, always mutually excepted.

22. Liberties

The Vessel shall have the liberty to sail with or without pilots, to tow and to be towed, to assist vessels in distress, and to deviate for the purpose of saving .life and property.

23. Liens

The Owners shall have a lien upon all cargoes and all sub-freights and/or sub-hire for any amounts due under this Charter Party, including general average contributions, and the Charterers shall have a lien on the Vessel for all monies paid in advance and not earned, and any overpaid hire or excess deposit to be returned at once.

The Charterers will not directly or indirectly suffer, nor permit to be continued, ally lien or encumbrance, which might have priority over the title and interest of the Owners in the Vessel. The Charterers undertake that during the period of this Charter Party, they will not procure any supplies or necessaries or services, including any port expenses and bunkers, on the credit of the Owners or in the Owners' time.

24. Salvage

All derelicts and salvage shall be for the Owners' and the Charterers' equal benefit after deducting Owners' and Charterers' expenses and crew's proportion.

25. General Average

General average shall be adjusted according to York-Antwerp Rules 1974, as amended 1990, or any subsequent modification thereof, in Shanghai and settled in US Dollars currency.

The Charterers shall procure that all bills of lading issued during the currency of the Charter Party will contain a provision to the effect that general average shall be adjusted 'according to York- .Antwerp Rules 1974, as amended 1990, or any subsequent modification thereof and will include the "New Jason Clause" as per Clause 31. Time charter hire shall not contribute to general average.

26. Navigation

Nothing herein stated is to be construed as a demise of the Vessel to the Time Charterers. The Owners shall remain responsible for the navigation of the Vessel, acts of pilots and tug boats, insurance, crew, and all other matters, same as when trading for their account.

27. Cargo Gear and Lights

The Owners shall maintain the cargo handling gear of the Vessel which is as follows:

providing gear (for all derricks or cranes) capable of lifting capacity as described. The Owners shall also provide on the Vessel for night work lights as on board, but all additional lights over those on board shall be at the Charterers' expense. The Charterers shall have the use of any gear on board the Vessel. If required by the Charterers, the Vessel shall work night and day and all cargo handling gear shall be at the Charterers' disposal during loading and discharging. In the event of disabled cargo handling gear, or insufficient power to operate the same, the Vessel is to be considered to be off hire to the extent that time is actually lost to the Charterers and the Owners to pay stevedore stand-by charges occasioned thereby, unless such disablement or insufficiency of power is caused by the Charterers' stevedores. If required by the Charterers, the Owners shall bear the cost of hiring shore gear in lieu thereto, in which case the Vessel shall remain on hire.

28. Crew Overtime

In lieu of any overtime payments to officers and crew of work ordered by the Charterers or their agents, the Charterers shall pay the Owners, concurrently with the hire per month or pro rata.

29. Bills of Lading

(a) The Master shall sign the bills of lading or waybills for cargo as presented in conformity with mates or tally clerk's receipts. However, the Charterers may sign bills of lading or waybills on behalf of the Master, with the Owner's prior written authority, always in conformity with mates or tally clerk's receipts.

(b) All bills of lading or waybills shall be without prejudice to this Charter Party and the Charterers shall indemnify the Owners against all consequences or liabilities which may arise from any inconsistency between this Charter Party and any bills of lading or waybills signed by the Charterers or by the Master at their requst. (c) Bill of lading covering deck cargo shall be claused “Shipped on deck at Charterers' , Shippers' and Receivers' risk, expense and responsibility, without liability on the part of the Vessel , or her Owners for any loss, damage, expense or delay howsoever caused."

30. Protective Clause

This Charter Party is subject to the following clauses all of which are also to be included in all bills of lading or waybills issued hereunder:

(a) CLAUSE PARAMOUNT

"This bill of lading shall have effect subject to the provisions of the Hague Rules, or the Hague- Visby Rules, as applicable, or such other similar national legislation as may mandatorily apply by virtue of origin or destination of the bills of lading, which shall be deemed to be incorproated herein and nothing herein contained shall be deemed a surrender by the carrier of any of its rights or immunities or an increase of any of its responsibilities or liabilities under said applicable Act. If any term of this bill of lading be repugnant to said applicable Act to any extent, such term shall be void to that extent, but not further."

and

(b) BOTH- TO-BLAME COLLISION CLAUSE

"If the ship comes into collision with another ship as a result of the negligence of the other ship and any act, neglect or default of the master, mariner, pilot or the servants of the carrier in the navigation or in the management of the ship, the Owners of the goods carried hereunder will indemnify the carrier against all loss or liability to the other or non-carrying ship or her Owners insofar as such loss or liability represents loss of, or damage to, or any claim whatsoever of the Owners of said goods, paid or payable by the other or non-carrying ship or her Owners to the Owners of said goods and set off, recouped or recovered by the other or non-carrying ship or her Owners to the Owners of said goods and set off, recouped or recovered by the other or non-carrying ship or her Owners as part of their claim against the carrying ship or carrier.

The foregoing provisions shall also apply where the Owners, operators or those in charge of any ships or objects other than, or in addition to, the colliding ships or objects are at fault in respect to a collision or contact."

and

(c) NEW JASON CLAUSE

"In the event of accident, danger, damage or disaster before or after the commencement of the voyage resulting from any cause whatsoever, whether due to negligence or not, for which, or for consequences of which, the carrier is not responsible, by statute, contract, or otherwise, the goods, shippers, consignees, or Owners of the goods shall contribute with the carrier in general average to the payment of any sacrifices, losses, or expenses of a general average nature that may be made or incurred, and shall pay salvage and special charges incurred in respect of the goods.

If a salving ship is owned or operated by the carrier, salvage shall be paid for as fully as if salving ship or ships belonged to strangers. Such deposit as the carrier or his agents may deem sufficient to cover the estimated contribution of the goods and any salvage and special charges thereon shall , if required be made by the good, shipper, consignees or Owners of the goods to the carrier before delivery."

and

(d) U.S. TRADE-DRUG-CLAUSE

"In pursuance of the provisions of the Criminal Law of the People' Republic of China,Customs Law of the the People' Republic of China and the Decision on Anti Drug Abuse issued by the Standing Committee of the National People's Congress ,the Charterers warrant to exercise the highest degree of care and diligence in preventing unmanifested narcotic drugs and marijuana to be loaded or concealed on board the Vessel. Non-compliance with the provisions of this clause shall amount to breach of warranty for consequences of which the Charterers shall be liable and shall hold the Owners, the Master and the crew of the Vessel harmless and shall keep them indemnified against all claims whatsoever which may arise and be made against them individually or jointly. Furthermore, all time lost and all expenses incurred , including fines as a result of the Charterers' breach of the provisions of this clause shall be for the Charterer's account and the Vessel shall remain on hire.

Should the Vessel be arrested as a result of the Charterers' non-compliance with the provisions of this clause, the Charterers shall at their expense take all reasonable steps to secure that within a reasonable time the Vessel is released and at their expense put up the bails to secure release of the Vessel.

The Owners shall remain responsible for all time lost and all expenses incurred, including fines, in the event that unmanifested narcotic drugs and marijuana are found in the possession or effects of the Vessel's personnel."

and

(e) WAR CLAUSES

(i) No contraband of war shall be shipped. The Vessel shall not be required, without the consent of the Owners which shall not be unreasonably withheld, to enter any port or zone which is involved in a state of war, warlike operations, or hostilities, civil strife, insurrection or piracy whether there be a declaration of war or not, where the Vessel , cargo or crew might reasonably be expected to be subject to capture, seizure or arrest, or to a hostile act by a belligerent power (the term "power" meaning any de jure or defacto authority or any purported governmental organization maintaining naval, military or air forces).

31. Intentionally omitted

32. Ice

The Vessel shall not be required to enter or remain in any icebound port or area, nor any port or area where lights or lightships have been or are about to be withdrawn by reason of ice, nor where there is risk that in the ordinary course of things the Vessel will not be able on account of ice to safely enter and remain in the port or area or to get out after having completed loading or discharging. Subject to the Owners' prior approval the Vessel is to follow icebreakers when reasonably required with regard to her size, construction and ice class.

33. Requisition

Should the Vessel be requisitioned by the government of the Vessel's flag during the period Of this Charter Party, the Vessel shall be deemed to be off hire during the period of such requisition, period any hire paid by the said government in respect of such requisition period shall be retained by the Owners. The period during which the Vessel is on requisition to the said government shall count as part of the period provided for in this Charter Party.

If the period of requisition exceeds 1 months, either party shall have the option of cancelling this Charter Party and no consequential claim may be made by either party.

34. Stevedore Damage

Notwithstanding anything contained herein to the contrary, the Charterers shall pay for any and all damage to the Vessel caused stevedores provided the Master has notified the Charterers and/ their agents in writing as soon as practical but not later than 48 hours after any damage is discovered. Such notice to specify the damage in detail and to invite Charterers to appoint a surveyor to as the extent of such damage.

(a) In case of any and all damage(s) affecting the Vessel's seaworthiness and/or the safety of the crew and/or affecting the trading capabilities of the Vessel, the Charterers shall immediately arrange for repairs of such damage(s) at their expense and the Vessel is remain on hire until such repairs are completed and if required passed by the Vessel's classification society.

(b) Any and all damage (s) not described under point (a) above shall be repaired at the Charterers' option, before or after redelivery concurrently with the Owners' work. In such case no hire and /or expenses will be paid to the Owners except and insofar as the time and/or the expenses required for the repairs for which the Charterers are responsible, exceed the time and/or expenses necessary to carry out the Owners' work.

35. Cleaning of Holds

The Charterers shall provide and pay extra for sweeping and/or washing and/ or cleaning of holds between voyages and/ or between cargoes provided such work can be undertaken by the crew and is permitted by local regulations, at the rate of USD 100 per hold.

In connection with any such operation, the Owners shall not be responsible if the Vessel's holds are not accepted or passed by the port or any other authority. The Charterers shall have the option to re-deliver the Vessel with unclean/unswept holds against a lumpsum payment of in lieu of cleaning.

36. Taxes

Charterers to pay all local, State, National taxes and/ or dues assessed on the Vessel or the Owners resulting from the Charterers' orders herein, whether assessed during or after the currency of this Charter Party including any taxes and/or dues on cargo and/or freights and/or sub-freights and/or hire (excluding taxes levied by the country of the flag of the Vessel or the Owners). All dues, duties, charges and/or taxes on the Vessel’s crew and/or stores are to be for the Owners’ account.

37. Charterers' Colors

The Charterers shall have the privilege of flying their own house flag and painting the Vessel with their own markings. The Vessel shall be repainted in the Owners' colors before termination of the Charter Party. Cost and time of painting, maintaining and repainting those changes effected by the Charterers shall be for the Charterers' account.

38. Laid Up Returns

The Charterers shall have the benefit of any return insurance premium receivable the Owners from their underwriters as and when received from underwriters by reason of the Vessel being in port for a minimum period of 30 days if on full hire for this period or pro rata for the time actually on hire.

39. Documentation

The Owners shall provide any documentation relating to the Vessel that may be required to permit the Vessel to trade within the agreed trade limits, including, but not limited to certificates of financial responsibility for oil pollution, provided such oil pollution certificates are obtainable from the Owners' P &. I club, valid international tonnage certificate, Suez and Panama tonnage certificates, valid certificate of registry and certificates relating to the strength and/or serviceability of the Vessel's gear.

40. Stowaways

(a) (i) The Charterers warrant to exercise due care and diligence in preventing stowaways in gaining access to the Vessel by mean of secreting away in the goods and/ or containers shipped by the Charterers.

(ii) If, despite the exercise of due care and diligence by the Charterers, stowaways have gained access to the Vessel by means of secreting away in the goods and/ or containers shipped by the Charterers, this shall amount to breach of charter for the consequences of which the Charterers shall be liable and shall hold the Owners harmless and shall keep them indemnified against all claims whatsoever which may arise and be made against them. Furthermore, all time lost and all expenses whatsoever and howsoever incurred, including fines, shall be for the Charterers' account and the Vessel shall remain on hire.

(iii) Should the Vessel be arrested as a result of the Charterers' breach of charter according to sub-clause (a) (ii) above the Charterers shall take all reasonable steps to secure that, within a reasonable time, the Vessel is released and at their expense put up bail to secure release of the Vessel.

(b) (i) If, despite the exercise of due care and diligence by the Owners, stowaways have gained access to the Vessel by means other than secreting away in the goods and/or containers shipped by the Charterers, all time lost and all expenses whatsoever and howsoever incurred, including fines, shall be for the Owners' account and the Vessel shall be off hire.

(ii) Should the Vessel be arrested as a result of stowaways having gained access to the Vessel by means other than secreting away in the goods and/or containers shipped by the Charterers. the Owners shall take all reasonable steps to secure that. within a reasonable time. the Vessel is released and at their expense put up bail to secure release of the Vessel.

41. Smuggling

In the event of smuggling by the Master, Officers and/or Crew, the Owners shall bear the cost of any fines. Taxes, or imposts levied and the Vessel shall be off hire for any time lost as a result thereof.

42. Intentionally omitted

43. Intentionally omitted

44. Arbitration

Any dispute arising from or in connection with this contract shall be submitted to China Maritime Arbitration Commission for arbitration which shall be conducted in accordance with the Commission’s arbitration rules in effect at the time of applying for arbitration. The arbitral award is final and binding upon both parties.

If mutually agreed, clauses to, both inclusive, as attached hereto are fully incorporated in this Charter Party.

Owners	Charterers

KRIKOR MARITIME S.A.	YONGCHEN INTERNATIONAL SHIPPING LIMITED

Nicholas Leopoulos	Zhang Xinyu